UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2008

NEXPLORE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)
000-49991	84-1080047
(Commission File Number)	(I.R.S. Employer Identification No.)

2601 Network Blvd.
Suite 208
Frisco, Texas 75034
(Address of Principal Executive Offices and Zip Code)

(214) 432-0637
(Registrant's Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Definitive Material Agreement

     On February 13, 2008, NeXplore Corporation ("NeXplore") entered into an Asset Purchase Agreement and Related License Agreement ("Agreement") with ClickCaster, Inc.

     Pursuant to the terms of the Agreement, NeXplore receives all rights, title, and interest in the domains clickcaster.com and castlister.com, including all associated copyrights, trademarks, merchant accounts, user accounts and associated revenues. In addition, NeXplore receives a perpetual, royalty-free, world-wide, non-exclusive license to use: (a) Directory Services Database Application, along with its associated intellectual property rights; (b) Directory Services Crawler Application, along with its associated intellectual property rights; (c) Clickcaster.com Application, along with its associated code and intellectual property rights; and (d) Castlister.com Application, along with its associated code and intellectual property rights. As compensation for the foregoing assets and license, NeXplore will issue to ClickCaster, Inc. a sufficient number of shares of Common Stock in NeXplore to attain a "fair market value" of $165,000. The "fair market value" is determined based on the closing price for the Common Stock: (a) as quoted on a registered national securities exchange, (b) as quoted on the OTC Bulletin Board or pink sheets, or (c) as determined through any other reliable means of determination available on the close of business on the trading day last preceding the effective date of the Agreement.

     NeXplore plans to place a NeXplore Search Box on the domains clickcaster.com and castlister.com, which will give users the ability to search the world-wide web through NeXplore's innovative search engine, NeXplore Search. Clickcaster.com alone has approximately 250,000 unique users each month.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.	The following items are furnished as exhibits to this report:

10.1	Asset Purchase Agreement and Related License Agreement dated February 13, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXPLORE CORPORATION
     (Registrant)
Date: February 20, 2008	By:	/s/ Paul O. Williams
	Name:	Paul O. Williams
	Title:	Chairman and Chief Financial Officer